Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE FOURTH QUARTER AND FISCAL 2008 BLENDED SAME-STORE SALES

CARPINTERIA, Calif. – Feb. 6, 2008 – CKE Restaurants, Inc. (NYSE: CKR) announced today period 13 same-store sales for the four weeks ended Jan. 28, 2008, for Carl’s Jr.® and Hardee’s® as well as fourth quarter results for the twelve weeks ended on the same date and results for the entire fiscal year.

Brand	Period 13		Fourth Quarter		Fiscal Year
	FY 2008	FY 2007	FY 2008	FY 2007	FY 2008	FY 2007
Carl’s Jr.	-1.3%	+2.1%	+1.4%	+2.8%	+0.9%	+4.9%
Hardee’s	-1.8%	0.0%	+0.4%	+4.8%	+2.0%	+4.8%

Blended	-1.5%	+1.0%	+0.9%	+3.8%	+1.5%	+4.8%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are pleased to report our ninth consecutive quarter and fifth consecutive year of positive blended same-store sales. Fourth quarter blended same-store sales increased 0.9 percent on top of a 3.8 percent increase in the prior year quarter, for a cumulative two year increase of 4.7 percent. Full-year blended same-store sales increased 1.5 percent on top of last year’s strong 4.8 percent increase, for a two-year cumulative same-store sales increase of 6.3 percent. ”

“For the full fiscal year, Carl’s Jr. recorded a same-store sales increase of 0.9 percent on top of last year’s 4.9 percent increase. This represents the brand’s eighth consecutive year of positive same-store sales. Hardee’s achieved a same-store sales increase of 2.0 percent over a 4.8 percent same-store sales increase in the prior year. This represents the chain’s fourth annual positive same-store sales increase over the past five years.”

“Unfavorable weather affected sales at both brands during period 13. Areas of southern California received more rain in the final week of the period than in the entire prior year. Temperatures in the Midwest and Southeast were not only well below normal but also well below the prior year. Both regions saw more snowfall than they have seen in several years. In addition, the timing of the New Year’s holiday shifted from period 12 in the prior year into period 13 this year, which had a negative impact on blended same-store sales of 0.6 percent. While certain competitors’ results may be reflecting a slowdown in consumer spending, the impact of weather and the New Year holiday shift make it difficult for us to quantify any such impact on our brands’ performance.”

“Generally speaking, same-store sales were positive at both brands on those days when weather was comparable on a year-over-year basis but, unfortunately, there were few days in which that was the case during period 13,” added Puzder. “We remain very positive about our focus on premium-priced, innovative products and their ability to fuel sales and profit growth in fiscal 2009 despite an increased level of competitive discounting within the industry. If anything, we relish the opportunity to, once again, be one of the few brands in the QSR industry promoting premium quality food while the rest are promoting cheap prices, particularly given the high commodity cost environment we are all facing right now.”

“As of the end of period 13, the trailing 13 period average unit volume at Carl’s Jr. was $1,493,000, a $53,000 per unit increase since the end of fiscal 2007,” added Puzder. “Our trailing 13 period average unit volume at Hardee’s is now $954,000, a $38,000 per unit increase since the end of fiscal 2007.”

“Carl’s Jr. continued to feature the Portobello Mushroom Six Dollar Burger during period 13. The sandwich features a charbroiled, 100 percent Black Angus beef patty, premium-quality Portobello mushrooms, that have been sliced and sautéed with garlic and parsley, and Swiss cheese, topped with red onion, tomato and lettuce,” said Puzder. “In addition, Carl’s Jr. promoted the Huevos Rancheros Breakfast Burrito™. The burrito is a portable version of the Mexican breakfast classic.” Revenue for the fourth quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $139.3 million.

“Hardee’s featured the Philly Cheesesteak Thickburger during period 13. The chain also featured the 2 for $3 Bacon Cheddar Double Cheeseburger and Bacon Cheddar Fries. Our Natural-Cut Fries are topped with hot cheddar cheese and crumbled bacon, and can be ordered separately or as part of a combo meal for an additional charge. Hardee’s also reintroduced the Smoked Sausage Biscuit during the breakfast daypart,” Puzder continued. “Revenue for the fourth quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $120.6 million.

For the fourth quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s	$139.3 million $120.6 million

Total	$259.9 million

Fourth Quarter Cost Trends

“Similar to last quarter, we are providing some general insight with respect to certain of our operating expenses for the fourth quarter. Investors should be aware we have yet to complete our review of the cost components for the full quarter, and that there may be other material trends or items which could adversely or positively impact operating expenses or our business in general.”

“On a consolidated basis, restaurant operating expenses in second quarter fiscal 2008 were 300 basis points higher than in second quarter of fiscal 2007.  We narrowed this gap to 190 basis points in the third quarter of fiscal 2008. As set forth below, in fourth quarter, we anticipate that we will further narrow the gap to between 155 and 175 basis points.  This narrowing is due to a number of factors including a pair of price increases we took at the beginning of periods 10 and 11.”

“We continue to experience higher food costs at both our brands due to increased prices for dairy, potatoes, and oils, as well as higher wheat costs at Hardee’s. As a result, we anticipate food and packaging costs as a percentage of company-operated revenue to be 55 to 60 basis points higher than our results for the fourth quarter of fiscal 2007. In the prior year fourth quarter, food and packaging costs on a consolidated basis, excluding La Salsa (which is now classified as a discontinued operation), were 28.9 percent of company-operated revenue.”

“We expect labor and employee benefits costs as a percent of company operated revenue to be 20 to 30 basis points above our reported results for the fourth quarter of fiscal 2007. In the prior year fourth quarter, labor and employee benefit costs on a consolidated basis, excluding La Salsa, were 29.3 percent of company-operated revenue.”

“We anticipate consolidated occupancy and other costs as a percent of company-operated revenue for the third quarter will be approximately 80 to 85 basis points higher than the results reported in the fourth quarter of fiscal 2007. In the prior year fourth quarter, occupancy and other costs on a consolidated basis, excluding La Salsa, were 22.0 percent of company-operated revenue.”

“We expect interest expense for the fourth quarter to be approximately $15.7 million to $15.8 million. This figure includes interest paid on our term loan and revolving credit facility as well as a $9.5 million expense to mark-to-market our interest rate swap agreements we entered into during the third quarter.”

“For the year, we will add 121 new Carl’s Jr. and Hardee’s units to our system. This consists of 23 new Company owned units, 48 domestic franchised units and 50 international franchised units. Net of closures, we added 74 new units to our system in fiscal 2008, our first year of new unit growth this decade.”

“We will report same-store sales results for period one of fiscal year 2009, ending Feb. 25, 2008, on or about Mar. 5, 2008.”

As of its fiscal 2008 third quarter ended Nov. 5, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,052 franchised, licensed or company-operated restaurants in 42 states and in 13 countries, including 1,121 Carl’s Jr. restaurants and 1,915 Hardee’s restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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